Exhibit 10.73

STOCK BONUS AGREEMENT

THE BOARD OF DIRECTORS of Lapolla Industries, Inc. (the “Company”) authorized and approved the Equity Incentive Plan ("Plan"). The Plan provides for the grant of Stock Bonuses to employees of the Company. Unless otherwise provided herein all defined terms shall have the respective meanings ascribed to them under the Plan.

1. Grant of Stock Bonus. Pursuant to authority granted to it under the Plan, the Administrator responsible for administering the Plan hereby grants to Harvey L. Schnitzer, an employee of the Company (“Participant”) and as of February 7, 2014 ("Grant Date"), a Stock Bonus award of one hundred thousand (100,000) shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), subject to the terms and conditions in this Agreement and the Plan.

2. Purchase Price. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving the Shares, as the consideration for which shall be continued satisfactory employment with the Company during the applicable vesting period as hereinafter defined.

3. Vesting and Restrictions on Transfer. The Shares issued under this Agreement shall vest in four equal 25,000 Share increments on February 7, 2014, December 31, 2014, December 31, 2015, and February 6, 2016, respectively (the “Vesting Period”), subject to continued employment with the Company (the “Vesting Conditions”). During the Vesting Period, any unvested Shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event, or as otherwise defined or provided in the Plan.

4. Determination of Final Value. The final value for each portion of the Shares at the end of each respective Vesting Period shall be computed by multiplying the closing market price of the Company’s Common Stock (currently quoted on the OTC Market) on the vesting date thereof by the number of Share vesting (e.g. 25,000 shares times $0.65 closing price equals $16,250), subject to adjustment for any Leave of Absence (as provided for in the Plan). Once any Shares vest, such vested Shares are freely transferable, subject to satisfaction of tax withholding obligations by Participant as provided for in the Plan.

5. Voting Rights; Dividends and Distributions. During the Vesting Period applicable to the Shares, the Participant shall have all of the rights of a stockholder of the Company holding shares of Common Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such Shares. However, in the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company (as described in Section 4.2 of the Plan), then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant's Stock Bonus shall be immediately subject to the same Vesting Conditions as the Shares subject to the Stock Bonus with respect to which such dividends or distributions were paid or adjustments were made.

6. Termination of Employment. If Participant's employment is terminated for cause or voluntarily, then the Participant shall forfeit to the Company any Shares acquired by the Participant pursuant to this Stock Bonus which are not vested and remain subject to Vesting Conditions (i.e. are unvested) as of the date of the Participant's termination of employment. If Participant's employment is terminated involuntary (including the Participant's death or disability), then any Shares acquired by the Participant pursuant to this Stock Bonus which are not vested and remain subject to Vesting Conditions as of the date of the Participant's termination of employment, shall automatically vest as of the date of Participant’s termination employment.

7. Nontransferability of Stock Bonus Rights. Rights to acquire the Shares are not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant's beneficiary, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, only by the Participant or the Participant's guardian or legal representative.

8. Dividend Equivalents. Participant shall not be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Shares are settled or forfeited.

9. Restriction; Securities Exchange Listing. All certificates for Shares delivered upon the vesting granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a national securities exchange, the Company shall not be required to deliver any Shares unless and until such Shares have been admitted for trading on such securities exchange.

10. Change in Control. In the event of a Change in Control (as defined in the Plan), the lapsing of the Vesting Period applicable to the shares subject to the Stock Bonus held by a Participant whose employment has not terminated prior to such date shall be accelerated effective as of the date of the Change in Control. Any acceleration of the lapsing of the Vesting Period shall be conditioned upon the consummation of the Change in Control.

11. Amendment to Stock Bonus Herein Granted. The Stock Bonus granted herein may not be amended without your consent.

12. Withholding Taxes. The Company shall have the right to require the Participant to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to the Shares acquired pursuant to the Stock Bonus. The Company shall have no obligation to deliver or release the Shares until the tax withholding obligations have been satisfied by the Participant. The Company shall have the right, but not the obligation, to deduct from the Shares issuable to Participant upon settlement of the Stock Bonus, or any applicable vested portion thereof, or to accept from the Participant the tender of, a number of whole Shares having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of Company. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

13. The Plan. A copy of the Plan has been provided to the Participant and the applicable terms and conditions of the Plan relating to Stock Bonuses are incorporated herein by this reference.

LAPOLLA INDUSTRIES, INC.

/s/ Michael T. Adams, Secretary

Corporate Secretary

PARTICIPANT

/s/ Harvey L. Schnitzer

Harvey L. Schnitzer